EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2013 RESULTS

NASHVILLE, Tenn. (July 22, 2013)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning, talent management, and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2013.

Highlights:

•	Revenues of $31.9 million in the second quarter of 2013, up 24% from revenues of $25.8 million in the second quarter of 2012

•	Operating income of $4.1 million in the second quarter of 2013, up 2% from operating income of $4.0 million in the second quarter of 2012

•	Net income of $2.4 million in both the second quarter of 2013 and the second quarter of 2012, and earnings per share (EPS) of $0.09 per share (diluted) for both the second quarter of 2013 and the second quarter of 2012

•	Adjusted EBITDA[1] of $6.4 million in the second quarter of 2013, up 8% from $5.9 million in the second quarter of 2012

Financial Results:
Second Quarter 2013 Compared to Second Quarter 2012
Revenues for the second quarter of 2013 increased $6.1 million, or 24 percent, to $31.9 million, compared to $25.8 million for the second quarter of 2012.

Revenues from HealthStream Learning & Talent Management increased by $5.8 million, or 30 percent, when compared to the second quarter of 2012. Revenues from our Internet-based subscription products increased by approximately $5.0 million, or 28 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues in the second quarter of 2013 were positively influenced by courseware subscriptions associated with ICD-10 training. Revenues from SimVentures, our collaborative arrangement with Laerdal Medical A/S, increased by $410,000, or 105 percent, over the prior year second quarter to $802,000 due, in part, to the fulfillment of backorders of a recently upgraded product. Revenues from our credentialing software product (which was acquired through the Sy.Med Development acquisition in October 2012 and is not an Internet-based product) contributed $1.1 million during the second quarter of 2013. Revenues from project-based services decreased $636,000 from the prior year quarter due to the completion of a large content development project.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from HealthStream Research increased by $257,000, or four percent, when compared to the second quarter of 2012. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $606,000, or 13 percent, when compared to the second quarter of 2012. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased $349,000, or 19 percent, compared to the second quarter of 2012 due to fewer survey engagements.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the second quarter of 2013, HealthStream reported a $168,000 reduction to GAAP revenues and a corresponding $168,000 reduction to operating income and $98,000 reduction to net income as a result of deferred revenue write-downs for the Decision Critical and Sy.Med Development acquisitions in June and October of 2012, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income for the second quarter of 2013 increased by two percent to $4.1 million, compared to $4.0 million for the second quarter of 2012. The revenue growth in revenues was mostly offset by operating expense increases associated with higher royalties, personnel additions, sales commissions, depreciation and amortization, business taxes, and other general expenses.

Net income was $2.4 million for both the second quarter of 2013 and 2012. Earnings per share were $0.09 per share (diluted) for both the second quarter of 2013 and 2012.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by eight percent to $6.4 million for the second quarter of 2013, compared to $5.9 million for the second quarter of 2012.

At June 30, 2013, the Company had cash and marketable securities of $101.4 million. Capital expenditures totaled $1.4 million for the second quarter of 2013.

Year-to-Date 2013 Compared to Year-to-Date 2012
For the first six months of 2013, revenues were $61.6 million, an increase of 24 percent over revenues of $49.5 million in the first six months of 2012. Operating income for the first six months of 2013 improved by 14 percent to $7.3 million, compared to $6.4 million for the first six months of 2012. Net income for the first six months of 2013 increased by 13 percent to $4.4 million, compared to $3.8 million for the first six months of 2012. Earnings per share were $0.16 per share (diluted) for the first six months of 2013 up from $0.14 per share (diluted) for the first six months of 2012.

Other Business Updates
At June 30, 2013, approximately 3,116,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center (HLC) for training and education. This number is up from approximately 2,783,000 fully implemented users at June 30, 2012. The total number of contracted subscribers at June 30, 2013 was approximately 3,260,000, up from approximately 2,908,000 at June 30, 2012. “Contracted subscribers” include both the 3,116,000 subscribers already implemented and the 144,000 subscribers in the process of implementation.

“Annualized Revenue per Implemented Subscriber” is a measure of our progress in growing the value of our customer base. Annualized Revenue per Implemented Subscriber, which was introduced last quarter, represents the quarter’s revenue from Internet-based subscription products annualized, then divided by the quarter’s average total implemented subscribers. The following table shows the metric for the second quarter of 2013 and the preceding seven quarters.

Learning & Talent Management – Annualized Revenue per Implemented Subscriber

Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013

$22.50	$22.97	$24.65	$25.95	$26.98	$27.04	$28.47	$29.40

Note: Internet-based subscription products include subscriptions to our platform, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter; the Company reports those revenues separately as part of our SimVentures collaborative arrangement.

Based on the number of subscribers, our renewal rate was 102 percent in the second quarter of 2013. Our renewal rate for the number of subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. The renewal rate based on subscribers for the second quarter of 2013 compares to a renewal rate of 108 percent during the second quarter of 2012.

Based on contract value, our renewal rate was 104 percent in the second quarter of 2013. Our renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers as compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include the purchase of additional products or content purchased prior to or at the time of renewal. The renewal rate based on contract value for the second quarter of 2013 compares to a renewal rate of 102 percent during the second quarter of 2012.

For the trailing four quarters ended June 30, 2013, customers representing approximately 96 percent of subscribers that were up for renewal did renew, while our renewal rate based on the annual contract value was approximately 97 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

With CMS’ deadline of October 2014 for transitioning to the new ICD-10 coding system, interest in our ICD-10 solution continued in the second quarter of 2013. Through our exclusive partnership with Precyse, we offer ICD-10 content for the full range of hospital employees that need training, including coders, physicians, clinical staff, and non-clinical staff. Our solution has received outstanding industry recognition as Precyse was identified in the KLAS report, “ICD-10 Consulting: Roadmap to a Successful Transition,” as the “only firm in this report to receive 100% positive comments from their clients about their ICD-10 services.”

Post-Acute Care Business Update
Following the Company’s launch of its strategy last quarter to offer our learning and talent management suite of solutions to the post-acute care market, two industry leading customers were contracted: one in the senior living space (contracted in July 2013) and one in home health care (contracted in May 2013).

As we announced last week, Brookdale Senior Living, the nation’s largest senior living provider, chose our learning and talent management solutions for their 50,000 associates in a five-year agreement. Brookdale and HealthStream also plan to co-develop new courseware for the expanding senior care market. By joining the largest provider of senior living services with the largest provider of learning and talent management solutions in healthcare, a unique opportunity is created to innovate and produce quality courseware for the senior care workforce. Newly developed courseware resulting from this partnership will be offered exclusively through HealthStream to the senior care—and more generally—the post-acute care markets.

In the home health care space, Almost Family, a leading home healthcare provider in the U.S., contracted with HealthStream for our learning and talent management solutions for their 5,000 employees in a three-year agreement. Operating in approximately 170 branches across 11 states, Almost Family provides home health nursing, rehabilitation and personal care services. Together, the addition of Brookdale and Almost Family represents a solid start to our post-acute care strategy to serve the three million healthcare professionals working in long-term care facilities and home healthcare agencies in the U.S.

Financial Outlook for 2013
The Company revised its previous guidance and anticipates consolidated revenues for 2013 to grow between 23 to 25 percent over full-year 2012. We anticipate revenue growth in the Learning & Talent Management segment to be in the 26 to 28 percent range and the Research segment’s revenues to increase approximately eight to 10 percent.

We anticipate that 2013 full-year operating income will be approximately six to 10 percent over full-year 2012, capital expenditures will be between $11 million and $12 million, and our effective tax rate will be approximately 41 to 44 percent.

Commenting on second quarter 2013 results, Robert A. Frist, Jr., chief executive officer, HealthStream, said “We are beginning the second half of 2013 strong with quarterly revenues up 24 percent over the prior year second quarter. As we continue to provide innovative solutions to meet healthcare organizations’ workforce development needs, we are growing the value of our customer accounts, which increased our new metric, revenue per implemented subscriber, to $29.40 in the second quarter of 2013. Our financial performance has given us confidence to raise our growth expectations for 2013 to an increase in revenues of 23 to 25 percent over 2012.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and corporate communications, will be held on Tuesday, July 23, 2013 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #19780051) for U.S. and Canadian callers and 404-537-3406 (conference ID #19780051) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Recently the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired contracts is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately 3.3 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Austin, Texas, and Brentwood, Tennessee. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$31,919	$25,841	$61,565	$49,514
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	12,871	10,167	25,391	19,742
Product development	2,778	2,182	5,384	4,051
Sales and marketing (1)	5,450	4,678	10,650	10,214
Other general and administrative	4,817	3,201	9,089	6,019
Depreciation and amortization	1,897	1,572	3,773	3,106

Total operating expenses	27,813	21,800	54,287	43,132
Operating income	4,106	4,041	7,278	6,382
Other income	28	26	75	45

Income before income taxes	4,134	4,067	7,353	6,427
Income tax provision	1,712	1,640	2,991	2,580

Net income	$2,422	$2,427	$4,362	$3,847

Net income per share:
Net income per share, basic	$0.09	$0.09	$0.16	$0.15

Net income per share, diluted	$0.09	$0.09	$0.16	$0.14

Weighted average shares outstanding:
Basic	26,722	26,127	26,531	26,063

Diluted	27,649	27,501	27,529	27,418

(1)	Includes approximately $870,000 of expenses associated with the customer Summit during the six months ended June 30, 2012

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	June 30,	December 31,
	2013	2012(1)
ASSETS
Current assets:
Cash and cash equivalents	$54,651	$41,365
Marketable securities – short term	46,777	51,952
Accounts and unbilled receivables, net	22,554	16,511
Prepaid and other current assets	5,244	6,004
Deferred tax assets, current	549	2,459

Total current assets	129,775	118,291
Capitalized software development, net	10,391	9,732
Property and equipment, net	7,491	7,820
Goodwill and intangible assets, net	37,471	38,104
Other assets	758	581

Total assets	$185,886	$174,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$11,457	$11,886
Deferred revenue	28,541	23,146

Total current liabilities	39,998	35,032
	6,474	6,474

Deferred tax liabilities, non-current	6,474	6,474
Other long-term liabilities	675	826

Total liabilities	47,147	42,332
Shareholders’ equity:
Common stock	160,254	158,020
Comprehensive income (loss)	(35)	18
Accumulated deficit	(21,480)	(25,842)

Total shareholders’ equity	138,739	132,196

Total liabilities and shareholders’ equity	$185,886	$174,528

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2012

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Six Months Ended
	June 30,	June 30
	2013	2012
Operating activities:
Net income	$4,362	$3,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,773	3,106
Deferred income taxes	2,991	2,580
Share-based compensation	710	541
Bad debt expense	95	50
Changes in assets and liabilities:
Accounts and unbilled receivables	(6,144)	(2,319)
Prepaid and other assets	1,468	1,063
Accounts payable, accrued and other liabilities	(1,601)	(2,346)
Deferred revenue	5,387	2,411

Net cash provided by operating activities	11,041	8,933

Investing activities:
Business combinations, net of cash acquired	(181)	(2,904)
Changes in marketable securities and other investments	4,158	(52,309)
Purchases of property and equipment	(1,243)	(2,009)
Payments associated with capitalized software development	(2,013)	(1,996)

Net cash provided by (used in) investing activities	721	(59,218)

Financing activities:
Proceeds from exercise of stock options	1,682	722
Taxes paid related to net settlement of equity awards	(158)	—

Net cash provided by financing activities	1,524	722

Net increase (decrease) in cash and cash equivalents	13,286	(49,563)
Cash and cash equivalents at beginning of period	41,365	76,904

Cash and cash equivalents at end of period	$54,651	$27,341

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP net income	$2,422	$2,427	$4,362	$3,847
Interest income	(61)	(39)	(120)	(70)
Interest expense	13	13	25	25
Income tax provision	1,712	1,640	2,991	2,580
Share-based compensation expense	400	299	710	541
Depreciation and amortization	1,897	1,572	3,773	3,106

Adjusted EBITDA	$6,383	$5,912	$11,741	$10,029

GAAP revenues	$31,919	$25,841	$61,565	$49,514
Add: deferred revenue write-down	168	—	500	—

Non-GAAP revenues	$32,087	$25,841	$62,065	$49,514

GAAP operating income	$4,106	$4,041	$7,278	$6,382
Add: deferred revenue write-down	168	—	500	—

Non-GAAP operating income	$4,274	$4,041	$7,778	$6,382

GAAP net income	$2,422	$2,427	$4,362	$3,847
Add: deferred revenue write-down, net of tax	98	—	297	—

Non-GAAP net income	$2,520	$2,427	$4,659	$3,847

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2013 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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